Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Prospectuses and to the use of our report dated February 3,2000 with respect to the financial statements of American Enterprise Life Insurance Company in Post-Effective Amendment No. 5 to the Registration Statement (Form S-1, No. 333-86297) and related Prospectuses for the registration of the Wells Fargo AdvantageSM Variable Annuity Contracts, Wells Fargo AdvantageSM Builder Variable Annuity Contracts, American Express Signature One Variable AnnuitySM Contracts, American Express Signature Variable AnnuitySM Contracts and American Express New Solutions Variable AnnuitySM Contracts, to be offered by American Enterprise Life Insurance Company.



                                                          /s/    KPMG LLP

ERNST & YOUNG LLP
Minneapolis, Minnesota
April 24, 2000